SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP BlackRock Equity Dividend RPM Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP BlackRock Equity Dividend RPM Fund

(the “Fund”)

Dated: December 3, 2012

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on June 11-12, 2012 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”) and BlackRock Investment Management LLC (“BlackRock”).

On March 31, 2010, the Trust received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with BlackRock on behalf of the Fund to be effective as of September 21, 2012. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Metropolitan West Capital Management LLC dated October 1, 2009, which was last approved by the Board on September 12, 2011. Under the terms of the New Sub-Advisory Agreement, BlackRock makes investment decisions for the Fund assets that the Adviser allocates to BlackRock and continuously reviews, supervises, and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

The Independent Trustees met in executive session with their independent legal counsel and reviewed materials provided by the Adviser and BlackRock to consider approval of the New Sub-Advisory Agreement. In addition, the Independent Trustees were advised of their fiduciary duties pertaining to approval of the New Sub-Advisory Agreement and the factors that they should consider in approving such agreement by their independent legal counsel. In considering approval of the New Sub-Advisory Agreement, the Independent Trustees did not identify any single factor or group of factors as all-

important or controlling and considered all factors together. The Independent Trustees reported that they had considered the following factors, among others, and reached the following conclusions with respect to their recommendations to the Board of Trustees.

The Independent Trustees considered, among other things, the nature, extent and quality of services proposed to be provided by BlackRock under the New Sub-Advisory Agreement. The Independent Trustees noted that the New Sub-Advisory Agreement contains similar terms as those in place under the current sub-advisory agreements for the other funds in the Trust, and with BlackRock for the LVIP BlackRock Inflation Protected Bond Fund, except that the New Sub-Advisory Agreement provides that the sub-adviser manages only a portion of the Fund’s assets and is paid only on the assets managed.

The Independent Trustees considered the materials provided and information reviewed in an in-person presentation by BlackRock that described the firm’s equity dividend philosophy, investment process, and long-term strategy as evidenced by its low historical portfolio turnover rate. The Independent Trustees also considered the returns and standard deviation of the BlackRock US Large Cap Value composite provided by the Adviser compared to average returns of the Lipper Large-Cap Value Funds peer group, the Fund’s return, and the Russell 1000 Value Index over various time periods from October 2005–March 2012. The Independent Trustees reviewed the background of the investment professionals proposed to manage the Fund, the resources of BlackRock and information provided regarding portfolio manager compensation, trading and brokerage arrangements, disaster recovery/business continuity plan and its compliance program and regulatory matters. The Independent Trustees concluded that the services to be provided by BlackRock were expected to be satisfactory.

With respect to the sub-advisory fee to be paid to BlackRock, the Independent Trustees considered that the rate of the proposed sub-advisory fee, which includes breakpoints and is lower than the current sub-advisory fee schedule, was negotiated between the Adviser and BlackRock, an unaffiliated third party, and that the Adviser would compensate BlackRock from the Adviser’s advisory fee and concluded that the proposed sub-advisory fee was reasonable.

Based on all the information considered and conclusions reached, Board, including the Independent Trustees, determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the Fund’s best interests. The Board unanimously approved the New Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated September 21, 2012 and has an initial one-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, BlackRock will make investment decisions for the Fund assets that the Adviser allocates to BlackRock and continuously review, supervise, and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to BlackRock; (c) BlackRock on at least ninety days’ written notice to the Adviser; or (d) by mutual consent of the Adviser and BlackRock, in writing. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.70% of net assets or $2,894,169 for the fiscal year ended December 31, 2011. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.38% of net assets or $1,571,581 for the fiscal year ended December 31, 2011. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an aggregate annual rate of 0.34% of net assets or $1,404,998, a decrease of 11% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About BlackRock

BlackRock, located at 1 University Square Drive Princeton, New Jersey 08540-6455, has provided a broad range of global financial investment management services since 1988. BlackRock is a wholly-owned subsidiary of BlackRock, Inc., which is located at 40 East 52nd Street, New York, New York, 10022. As of September 30, 2012, BlackRock had $3.67 trillion in assets under management.

The following table provides the name and principal occupation of BlackRock Inc.’s directors and executive officers. The address of each of the directors and executive officers is 40 East 52nd Street, New York, NY 10022.

Name	Principal Occupation	Name	Principal Occupation
Laurence D. Fink	Chairman of the Board; also Chief Executive Officer, BlackRock, Inc.	Jeffrey A. Smith Ph.D.	Senior Managing Director – Head of Human Resources
Robert S. Kapito	Member of the Board; also President, BlackRock, Inc.	Derek Stein	Senior Managing Director
Barbara Novick	Vice Chairman	Abdlatif Y. Al-Hamad	Member of the Board; also Director General/Chairman of the Board of Directors, Arab Fund for Economic and Social Development
Kendrick R. Wilson, III	Vice Chairman	Mathis Cabiallavetta	Member of the Board; also Vice Chairman, Swiss Re
Philipp Hildebrand	Vice Chairman	Dennis D. Dammerman	Member of the Board
N. J. Charrington	Senior Managing Director – Chairman Europe, Middle East & Africa	William S. Demchak	Member of the Board; also Senior Vice Chairman, The PNC Financial Services Group, Inc. and PNC Bank
Matthew Mallow	Senior Managing Director – General Counsel	Jessica Einhorn	Member of the Board
Robert W. Fairbairn	Senior Managing Director	Fabrizio Freda	Member of the Board; also President and Chief Executive Officer, Estée Lauder Companies
Peter R. Fisher	Senior Managing Director	Murry S. Gerber	Member of the Board; also Executive Chairman, EQT Corporation
Rob Goldstein	Senior Managing Director	James Grosfeld	Member of the Board
Bennett W. Golub, Ph.D.	Senior Managing Director – Chief Risk Officer	David H. Komansky	Member of the Board; also Former Chairman and Chief Executive Officer, Merrill Lynch & Co., Inc.
Charles S. Hallac	Chief Operating Officer	Sir Deryck Maughan	Member of the Board; also Partner and Head of Financial Institutions Group, Kohlberg Kravis Roberts
Ken Kroner	Senior Managing Director	Thomas K. Montag	Member of the Board; also Co-Chief Operating Officer, Bank of America
J. Richard Kushel	Deputy Chief Operating Officer	Thomas H. O’Brien	Member of the Board
Mark McCombe	Senior Managing Director - Chairman, Asia-Pacific	James E. Rohr	Member of the Board; also Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc.
Ann Marie Petach	Senior Managing Director – Chief Financial Officer	Ivan G. Seidenberg	Member of the Board; also Chairman of the Board and Chief Executive Officer, Verizon Communications
Quintin Price	Senior Managing Director	Marco Antonio Slim Domit	Member of the Board; also Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa
Linda Gosden Robinson	Senior Managing Director and Global Head of Marketing and Communications	John Varley	Member of the Board
Amy Schioldager	Senior Managing Director	Susan L. Wagner	Member of the Board

A.	Comparable Funds

BlackRock currently manages other accounts or funds having similar investment objectives and strategies to the Fund. BlackRock provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services BlackRock provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 9/30/2012)
BlackRock Equity Dividend Fund (Institutional Share Class)	0.60% of first $8 billion 0.56% of next $2 billion 0.54% of next $2 billion 0.52% of next $5 billion 0.51% over $17 billion	$24 billion
Sub-Advisory Client #1	0.375% of first $250 million 0.35% of next $250 million 0.325% of next $500 million 0.30% over $1 billion	$182 million
Sub-Advisory Client #2	0.35% of first $250 million 0.325% of next $250 million 0.30% of next $500 million 0.275% over $1 billion	$286 million

B.	Payments of Commissions to Affiliated Brokers

As of September 30, 2012, BlackRock, Inc. had the following affiliated publicly-traded operating companies: Anthracite Capital, Inc. (ACPIQ.PK), BlackRock, Inc. and its subsidiaries (BLK), PennyMac Mortgage Investment Trust (PMT), Private National Mortgage Acceptance Company, LLC (PNMAC), The PNC Financial Services Group, Inc., and its subsidiaries (PNC), and BlackRock Kelso Capital Corporation (BKCC). As of September 30, 2012, BlackRock, Inc. had the following affiliated broker-dealers: BlackRock Capital Markets, LLC, BlackRock Execution Services, BlackRock Investments, LLC, Harris Williams LLC, PNC Capital Markets, Inc. and PNC Investments LLC. The Fund did not pay any brokerage commissions to brokers affiliated with BlackRock, Inc. for the fiscal year ended December 31, 2011.

V.	Purchases of BlackRock’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving BlackRock or any entity controlling, controlled by or under common control with BlackRock.

VI.	Ownership of Shares

As of October 5, 2012, the Fund had 22,249,706 outstanding Standard Class shares and 3,389,377 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable

Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of October 5, 2012, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of October 5, 2012, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $95,906 for the fiscal year ended December 31, 2011.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2011.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $41,331 for the fiscal year ended December 31, 2011.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

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